Exhibit 2

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of April 2, 2009, by and among

(i) SCULPTOR FINANCE (MD) IRELAND LIMITED, a company incorporated in the Republic of Ireland (Registered No 418770) whose registered office is at 5 Harbourmaster Place, IFSC, Dublin 1, Ireland;

(ii) SCULPTOR FINANCE (AS) IRELAND LIMITED, a company incorporated in the Republic of Ireland (Registered No 418777) whose registered office is 5 Harbourmaster Place, IFSC, Dublin 1, Ireland;

(iii) SCULPTOR FINANCE (SI) IRELAND LIMITED, a company incorporated in the Republic of Ireland (Registered No 424113) whose registered office is 5 Harbourmaster Place, IFSC, Dublin 1, Ireland (each of the entities in clauses (i) through (iii) above a “Seller”, and collectively, the “Sellers”); and

(iv) KEYWIN HOLDINGS LIMITED, a company incorporated in the British Virgin Islands whose registered office is Maples Finance BVI Limited, P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands (the “Purchaser”).

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.
The Sellers currently own an aggregate principal amount of US$50,000,000 of 3% Senior Secured Convertible Notes Due June 30, 2011 (the “Old Notes”) of Network CN Inc., a Delaware corporation (the “Company”), which Old Notes were acquired pursuant to a Note and Warrant Purchase Agreement dated as of November 19, 2007, as amended by the First Amendment to the Note and Warrant Purchase Agreement, dated as of January 31, 2008, by and among the Company, the Sellers and the other parties named therein.

B.
The Sellers intend to sell and the Purchaser intends to purchase Old Notes in the aggregate principal amount of $45,000,000 (the “Sale Convertible Notes”) upon the terms and conditions set forth in this Agreement.

C.
Concurrently with the sale and purchase of the Sale Convertible Notes, the Sellers have entered into a Note Exchange Agreement with the Company (the “Note Exchange Agreement”) pursuant to which they will exchange Old Notes in the aggregate principal amount of $5,000,000 (the “Exchange”) for the Company’s 1% Unsecured Senior Convertible Notes due 2012 (the “New Notes”);

D.
In connection with the Exchange and the sale and purchase of the Sale Convertible Notes, the Company and the Purchasers simultaneously herewith entered into the Note Exchange and Option Agreement (the “Note Exchange and Option Agreement”) pursuant to which the Sale Convertible Notes will be exchanged for 307,035,463 shares of the Company’s common stock and the Company will grant the New Investor an option to purchase an aggregate of 122,814,185 shares of the Company’s common stock;

E.
In connection with the issuance of the New Notes under the Note Exchange Agreement and the Note Exchange and Option Agreement, the Company will agree to provide the Sellers and the Purchaser certain registration rights in respect of the Company’s common stock issuable upon conversion of the New Notes pursuant to the Amended and Restated Registration Rights Agreement, to be entered into by the Company, the Sellers and the Purchaser (the “Registration Rights Agreement”); and

F.
In connection with the issuance of the New Notes, the Company will agree to provide the Sellers certain investor’s rights pursuant to the Letter Agreement, to be entered into by the Company, the Sellers and the Purchaser (the “Letter Agreement”, together with the Agreement, the Note Exchange Agreement, the Registration Rights Agreement, the Note Exchange and Option Agreement and the New Notes, the “Transaction Documents”).

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE; CLOSING

1.1 Sale and Purchase.  Subject to the terms and conditions of this Agreement, each Seller hereby sells, transfers and assigns to the Purchaser the aggregate principal amount of the Sale Convertible Notes set opposite such Sellers name in Schedule 1 hereof and the Purchaser hereby purchases from each Seller the aggregate principal amount of the Sale Convertible Notes set opposite such Sellers name in Schedule 1 hereof.

1.2 Purchase Price.  At the Closing (as hereinafter defined), the Purchaser shall pay to each Seller the U.S. dollar amount set opposite such Seller’s name in Schedule 1 hereof by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by such Seller in Schedule 2 hereof.

1.3 The Closing.  The closing (the “Closing”) of the purchase and sale of the Sale Convertible Notes shall occur concurrently with the execution and delivery of this Agreement.  The Closing shall take place remotely via the exchange of documents and signatures or at such location as may be mutually acceptable by the parties.

1.4 Securities Act Exemption.  The sale of the Sale Convertible Notes to the Purchaser will be made without registration of the Sale Convertible Notes under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder from time to time in effect, the “Act”), in reliance upon the exemption therefrom provided by Regulation S promulgated under the Act (“Regulation S”) or pursuant to other available exemptions from the registration requirements of the Act and in reliance on similar exemptions under state securities or “blue sky” laws.

1.5 Other Agreements. Concurrently with or immediately following the Closing, each of the Company and the Purchaser shall execute and deliver all of the other Transaction Documents to which it is a party.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally represent and warrant to the Purchaser the following as of the date of this Agreement:

2.1 Existence and Power.  Each Seller is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

2.2 No Conflict.  The execution and delivery of this Agreement by each Seller, and the performance by each Seller of the transactions contemplated hereby, do not and will not (i) constitute a default or violation under the organizational and/or management documents of such Seller, or (ii) conflict with or violate in any respect any laws, judgments, orders or decrees applicable to such Seller or by which their properties or assets are bound, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of such Seller to perform its obligations hereunder.  As used in this Agreement, the term “Material Adverse Effect” shall mean, in respect of a Party, a material adverse effect on the business, condition (financial or otherwise), properties or results of operations of such Party, or an event, change or occurrence that would materially and adversely affect the ability of such Party to perform its obligations under the Transaction Documents to which it may be a party.

2.3 Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

2.4 Title to Sale Convertible Notes.  Each Seller has good and valid title to the Sale Convertible Notes in the aggregate principal amount set forth opposite such Seller’s name in Schedule 1 hereof, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.  Such Seller has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Sale Convertible Notes or its rights in such Sale Convertible Notes, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Sale Convertible Notes which would limit such Seller’s power to transfer the Sale Convertible Notes hereunder.

2.5 Compliance.

(a) None of the Sellers or any of their respective directors, officers, employees, agents and other persons acting on behalf of the Seller (“Seller Representatives”) have offered, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or for any public international organization, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i) influencing any act or decision of such Government Official in his official capacity;

(ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty;

(iii) securing any improper advantage;

(iv) inducing such Government Official to influence or affect any act or decision of any entity or enterprise owned or controlled by a government; or

(v) assisting the Company in obtaining or retaining business for or with, or directing business to the Company.

(b) Each of the Sellers and each their respective Seller Representatives have complied with all applicable anti-money-laundering laws.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers the following as of the date of this Agreement:

3.1 Existence and Power.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

3.2 No Conflict.  The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of the transactions contemplated hereby, do not and will not (i) constitute a default or violation under the organizational and/or management documents of the Purchaser, or (ii) conflict with or violate in any respect any laws, judgments, orders or decrees applicable to the Purchaser or by which its properties or assets are bound, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined above).

3.3 Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

3.4 Regulation S Representations.

(a) The Purchaser and the person(s), if any, for whose account it is acquiring Sale Convertible Notes and the shares of the Company’s common stock underlying the New Notes (the “Underlying Common Stock,” and together with the New Notes, the “Securities”) is not a “U.S. Person” (as defined in Rule 902 of Regulation S) and the Purchaser is purchasing the Securities outside the United States in an offshore transaction meeting the requirements of Regulation S.

(b) The Purchaser acknowledges that the Securities are “restricted securities” as defined in Rule 144 under the Act and have not been and will not be registered under the Act, or any other law of the U.S. or any other jurisdiction thereof, and accordingly may not be offered or sold or otherwise transferred in the United States or to, or for the account or benefit of, U.S. Persons unless registered or an exemption from registration is available.

(c) The Purchaser acknowledges that it is not subscribing pursuant hereto for Securities as a result of or pursuant to any “general solicitation or general advertising” (as those terms are used in Regulation D under the 1933 Act), including, but not limited to: (i) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site whose information about the Company is not password protected) or broadcast over television or radio, or (ii) any seminar or meeting whose attendees, including the Purchaser, had been invited as a result of, subsequent to or pursuant to any of the foregoing.

(d) The Securities to be acquired by the Purchaser shall be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same other than in connection with the transactions contemplated under the Note Exchange and Option Agreement.  Other than the Note Exchange and Option Agreement, the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

(e) The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in compliance with the Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

(f) The Purchaser is, and each account for which it is purchasing is, an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

(g) The Purchaser has the knowledge, sophistication and experience necessary to make, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Company and investments in comparable companies, can bear the economic risk of a total loss of its investment in the Securities and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Securities.

(h) The Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Sellers are relying upon the truth and accuracy of, and the Purchaser’s compliance with, representations, warranties and agreements of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Sale Convertible Notes.

3.5 Compliance.

(a) Neither the Purchaser, nor any of its affiliates or its or their directors, officers, employees, agents and other persons acting on behalf of the Purchaser or its affiliates (“Purchaser Representatives”) has offered, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any person knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i) influencing any act or decision of such Government Official in his official capacity;

(ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty;

(iii) securing any improper advantage;

(iv) inducing such Government Official to influence or affect any act or decision of any entity or enterprise owned or controlled by a government; or

(v) assisting the Company in obtaining or retaining business for or with, or directing business to the Company.

(b) The Purchaser and each of its Purchaser Representatives have complied with all applicable anti-money-laundering laws.

3.6 Company Particulars.  Tang Pui Chu (i) holds all of the issued and outstanding share capital of the Purchaser and (ii) is the sole member of the board of directors of the Purchaser.

ARTICLE 4

MISCELLANEOUS

4.1 Survival of Representations and Warranties.  The representations and warranties of the Sellers and the Purchaser as set as set forth herein in Section 2 and Section 3, respectively, shall remain operative and in full force and effect, and will survive the Closing.

4.2 Public Disclosure.  The Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable efforts to agree on any press release, filing with the Securities Exchange Commission (“SEC”) or public statement with respect to this Agreement and the transactions contemplated hereby and under the other Transaction Documents, and will not issue any such press release or make any filings with the SEC or any public statement prior to such consultation and (to the extent practical) agreement, except as may be required by law.

4.3 Notice.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to:

(a)   if to the Sellers, at their address, as follows:

5 Harbourmaster Place, IFSC
Dublin 1, Ireland
Fax: +353-1-6806050
Attention: The Directors

with a copy to:

c/o Och-Ziff Capital Management HK Ltd
Suite 2003A Cheung Kong Center
2 Queen's Road Central
Hong Kong S.A.R.
Fax: +852-2297-0818
Attention: Zoltan Varga and David C. Zeiden

(b)   if to the Purchaser, at its address, as follows:

TANG, Pui Chu
Flat B, 2/F, Block B
Olympian Mansion
9 Conduit Road
Mid-levels, Hong Kong S.A.R.

A Party may by notice to the other Parties designate additional or different addresses for subsequent notices or communications.  Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

4.4 Entire Agreement.  This Agreement and the Transaction Documents embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

4.5 Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

4.6 Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The parties hereto agree that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

4.7 Word Meanings.  The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

4.8 Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Parties.  No waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto.  Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a Party’s rights and remedies with respect to such noncompliance or breach.

4.9 Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

4.10 No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

4.11 Headings.  The headings in this Agreement are for convenience of reference only and shall not constitute part of this Agreement nor limit or otherwise affect the meaning of any provision of this Agreement.

4.12 Further Assurances.  The Sellers and the Purchaser each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as a Party may reasonably request in connection with the transactions contemplated by this Agreement.

4.13 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case to the extent permitted by applicable law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by applicable law.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS:	SCULPTOR FINANCE (MD) IRELAND LIMITED

	By:	/s/ Carmel Naughton
Name: Carmel Naughton
Title: Director

SCULPTOR FINANCE (AS) IRELAND LIMITED

By:	/s/ Jennifer Coyne
Name: Jennifer Coyne
Title: Director

SCULPTOR FINANCE (SI) IRELAND LIMITED

By:	/s/ Carmel Naughton
Name: Carmel Naughton
Title: Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:	KEYWIN HOLDINGS LIMITED

	By:	/s/ Chi Wah Leung
Name: Chi Wah Leung
Title: Director

Schedule I

Sellers’ Allocation

Seller	Aggregate Principal Amount of Sale Convertible Notes	Consideration
Sculptor Finance (MD) Ireland Limited	US $20,182,000	US $2,242,444.44
Sculptor Finance (AS) Ireland Limited	US $18,999,000	US $2,111,000.00
Sculptor Finance (SI) Ireland Limited	US $5,819,000	US $646,555.56
Total:	US $45,000,000	US $5,000,000.00